Exhibit 17(b)

[LOGO] Merrill Lynch   Investment Managers                       www.mlim.ml.com

Prospectus


May 1, 2003


Merrill Lynch Large Cap Growth V.I. Fund

This Prospectus contains information you should know before investing, including information about risks. Please read it before you invest and keep it for future reference.

The Securities and Exchange Commission has not approved or disapproved these securities or passed upon the adequacy of this Prospectus. Any representation to the contrary is a criminal offense.

                                Table of Contents

                                                                            PAGE

[ICON] KEY FACTS
--------------------------------------------------------------------------------

Merrill Lynch Large Cap Growth V.I. Fund at a Glance ......................    3

Risk/Return Bar Chart .....................................................    5


Fees and Expenses .........................................................    6

Financial Highlights ......................................................    7


[ICON] DETAILS ABOUT THE FUND
--------------------------------------------------------------------------------


How the Fund Invests ......................................................    8

Investment Risks ..........................................................   10

Appendix and Statement of Additional Information ..........................   12


[ICON] MANAGEMENT OF THE FUND
--------------------------------------------------------------------------------


Fund Asset Management .....................................................   13

Additional Information ....................................................   14


                           OTHER IMPORTANT INFORMATION

APPENDIX

[ICON] YOUR ACCOUNT
--------------------------------------------------------------------------------

Fund Shares ...............................................................  A-3

How to Buy and Sell Shares ................................................  A-3

[ICON] FOR MORE INFORMATION
--------------------------------------------------------------------------------

Shareholder Reports ................................................  Back Cover

Statement of Additional Information ................................  Back Cover


                    MERRILL LYNCH LARGE CAP GROWTH V.I. FUND

Key Facts [ICON]

In an effort to help you better
understand the many concepts involved in making an investment decision, we have defined the highlighted terms in this Prospectus in the sidebar.


Equity Securities -- common stock,
preferred stock, securities convertible
into common stock or securities or other instruments whose price is linked to the value of common stock.


Large Cap Companies -- companies that
are included in the Russell 1000(R)
Index. This definition of large cap
companies may be changed in response to
changes in the markets.

Common Stock -- securities representing
shares of ownership of a corporation.

Preferred Stock -- class of stock that
often pays dividends at a specified rate and has preference over common stock in dividend payments and liquidation of assets. Preferred stock may also be convertible into common stock.

Convertible Securities -- fixed income
securities, such as bonds or preferred
stocks, that are exchangeable for shares of common stock of the issuer or of another company.

MERRILL LYNCH LARGE CAP GROWTH V.I. FUND AT A GLANCE
--------------------------------------------------------------------------------

What is the Fund's investment objective?

The investment objective of the Fund is to seek long-term capital growth. In other words, the Fund tries to choose investments that will increase in value. Current income from dividends and interest will not be an important consideration in selecting portfolio securities.

What are the Fund's main investment strategies?


The Fund invests primarily in a diversified portfolio of equity securities of large cap companies located in the United States. Under normal circumstances, the Fund invests at least 80% of its assets in equity securities of large cap companies the Investment Adviser selects from among those that are, at the time of purchase, included in the Russell 1000 Index. The Fund will invest primarily in equity securities that the Investment Adviser believes have good prospects for earnings growth.


A company whose earnings per share grow faster than inflation and the economy in general usually has a higher stock price over time than a company with slower earnings growth. The Fund's evaluation of the prospects for a company's industry or market sector is an important factor in evaluating a particular company's earnings prospects. The Fund may purchase common stock, preferred stock, convertible securities and other instruments.


The Investment Adviser uses quantitative models that employ various factors to look for companies that, in its opinion, are consistent with the Fund's investment strategy.


What are the main risks of investing in the Fund?


The Fund cannot guarantee that it will achieve its investment objective.

As with any mutual fund, the value of the Fund's investments -- and therefore the value of Fund shares -- may fluctuate. These changes may occur because a particular stock market in which the Fund invests is rising or falling. At other times, there are specific factors that may affect the value of a particular investment. The Fund is also subject to the risk that the stocks the Fund's adviser selects will underperform the stock markets, the relevant indices or other funds with similar investment objectives and investment strategies. If the value of the Fund's investments goes down, you may lose money.



                    MERRILL LYNCH LARGE CAP GROWTH V.I. FUND                   3

[ICON] Key Facts

Contract -- The Fund offers its shares
only to participating insurance
companies. These insurance companies
write variable annuity and/or variable
life insurance contracts that allow the
contract owner to choose the Fund as an
investment option. The contract owner
does not become a Fund shareholder.

Who should invest?


Investors should consider their own investment goals, time horizon, and risk tolerance before investing in the Fund. An investment in the Fund may not be appropriate for all investors and is not intended to be a complete investment program. The Fund may be an appropriate investment to fund a portion of a contract owned by contract owners who:


      o     Are investing with long-term goals


      o Want a professionally managed and diversified portfolio of large cap equity securities as a part of their total investment portfolio


      o Are willing to accept the risk the value of your investment may decline in order to seek long-term capital growth

      o     Are not looking for a significant amount of current income


4                   MERRILL LYNCH LARGE CAP GROWTH V.I. FUND

Russell 1000(R) Index -- an index that
measures the performance of the 1,000
largest companies in the Russell 3000(R)
Index, which represents approximately
92% of the total market capitalization
of the Russell 3000(R) Index.

Russell 1000(R) Growth Index -- a subset of the Russell 1000(R) Index that consists of those Russell 1000(R) securities with a greater than average growth orientation.

RISK/RETURN BAR CHART
--------------------------------------------------------------------------------


The bar chart and table shown below provide an indication of the risks of investing in the Fund. The bar chart shows changes in the Fund's performance for Class A shares for each complete calendar year since the Fund's inception. The table compares the average annual total returns for the Fund's Class A shares for the periods shown with those of the Russell 1000(R) Growth Index, Russell 1000(R) Index and the Standard & Poor's (S&P) 500 Index, each a broad measure of market performance. How the Fund performed in the past is not necessarily an indication of how the Fund will perform in the future. The bar chart and table do not reflect separate account fees and expenses, which, if reflected, would lower the returns shown below.


     [The table below was depicted as a bar chart in the printed material.]

          2000                     2001                     2002
          ----                     ----                     ----

        -15.95%                   -9.32%                  -23.39%


During the periods shown in the bar chart, the highest return for a quarter was 11.14% (quarter ended June 30, 2001) and the lowest return for a quarter was -14.93% (quarter ended December 31, 2001). The year-to-date return as of March 31, 2003 was -1.59%.

Average Annual Total Returns                                                Life of
(for the periods ended December 31, 2002)                    One Year         Fund
---------------------------------------------------------------------------------------
 Merrill Lynch Large Cap Growth V.I. Fund     Class A          -23.39%       -9.04%+
---------------------------------------------------------------------------------------
 Russell 1000(R)Growth Index*                                  -27.88%      -14.77%++
---------------------------------------------------------------------------------------
 Russell 1000(R)Index**                                        -21.65%       -9.09%++
---------------------------------------------------------------------------------------
 S&P 500 Index***                                              -22.10%       -9.53%++
---------------------------------------------------------------------------------------

  * The Russell 1000(R) Growth Index is a subset of the widely recognized Russell 1000(R) Index. The Russell 1000(R) Growth Index consists of those Russell 1000 securities with a greater than average growth orientation. Performance of the index does not reflect the deduction of fees, expenses or taxes. Past performance is not predictive of future performance.

 ** The Russell 1000(R) Index measures the performance of the 1,000 largest companies in the Russell 3000(R) Index. Performance of the index does not reflect the deduction of fees, expenses or taxes. Past performance is not predictive of future performance.

*** The S&P 500 is a widely recognized, unmanaged index of common stock prices. Performance of the index does not reflect the deduction of fees, expenses or taxes. Past performance is not predictive of future performance.


  +   Inception date is April 30, 1999.


 ++   Since April 30, 1999.



                    MERRILL LYNCH LARGE CAP GROWTH V.I. FUND                   5

[ICON] Key Facts


UNDERSTANDING
EXPENSES

Fund investors pay various fees and
expenses, either directly or indirectly.
Listed below are some of the main types
of expenses, that the Fund may charge:

Expenses paid indirectly by the
shareholder:

Annual Fund Operating Expenses --
expenses that cover the costs of
operating the Fund.

Management Fee -- a fee paid to the
Investment Adviser for managing the
Fund.

Distribution Fees -- fees used to
support the Fund's marketing and
distribution efforts, such as
compensating financial advisers,
advertising and promotion.


FEES AND EXPENSES
--------------------------------------------------------------------------------


The Fund offers two classes of shares to the participating insurance companies to support your Contract. Although your money will be invested the same way no matter which class of shares funds your Contract, there are differences among the fees and expenses associated with each class.


This table shows the different fees and expenses that you may pay if you buy and hold the different classes of shares of the Fund. Future expenses may be greater or less than those indicated below. The expenses shown below do not include separate account fees and expenses. Please refer to your Contract prospectus for information regarding the separate account fees and expenses associated with your Contract.


 Annual Fund Operating Expenses (expenses
 that are deducted from Fund assets)                       Class A    Class B
-------------------------------------------------------------------------------
Management Fees                                              0.65%      0.65%
-------------------------------------------------------------------------------
  Distribution (12b-1) Fees                                  None       0.15%
-------------------------------------------------------------------------------
  Other Expenses (including transfer agency fees)(a)         0.53%      0.53%
-------------------------------------------------------------------------------
 Total Annual Fund Operating Expenses(b)                     1.18%      1.33%
-------------------------------------------------------------------------------


(a) Financial Data Services, Inc., an affiliate of the Investment Adviser, provides transfer agency services to the Fund. The Fund pays a fee for these services. The Investment Adviser or its affiliates also provide certain accounting services to the Fund and the Fund reimburses the Investment Adviser or its affiliates for these services.


(b) With respect to each class of the Fund's shares, the Investment Adviser has entered into a contractual arrangement with the Fund to assure that expenses incurred by Class A shares will not exceed 1.25% and expenses incurred by Class B shares will not exceed 1.40% (exclusive of distribution fees). The arrangement has a one-year term and is renewable.


Example:

This example is intended to help you compare the cost of investing in the Fund with the cost of investing in other funds. This example assumes that you invest $10,000 in the Fund for the time periods indicated, that your investment has a 5% return each year and that the Fund's operating expenses remain the same. This assumption is not meant to indicate you will receive a 5% annual rate of return. Your annual return may be more or less than the 5% used in this example. Although your actual costs may be higher or lower, based on these assumptions your costs would be:


                      1 Year         3 Years          5 Years         10 Years
--------------------------------------------------------------------------------
  Class A              $120            $375             $649          $1,432
--------------------------------------------------------------------------------
  Class B              $135            $421             $729          $1,601
--------------------------------------------------------------------------------



6                   MERRILL LYNCH LARGE CAP GROWTH V.I. FUND

FINANCIAL HIGHLIGHTS
--------------------------------------------------------------------------------

The Financial Highlights table is intended to help you understand the Fund's financial performance for the periods shown. Certain information reflects financial results for a single Fund share. The total returns in the table represent the rate that an investor would have earned or lost on an investment in the Fund (assuming reinvestment of all dividends). The information has been audited by Deloitte & Touche LLP, whose report, along with the Fund's financial statements, is included in the Fund's Annual Report, which is available upon request.


                                                                                             Class A
                                                               ---------------------------------------------------------------------
                                                                     For the Year Ended December 31,              For the Period
 Increase (Decrease) in                                        ------------------------------------------       April 30, 1999+ to
 Net Asset Value:                                                2002              2001             2000        December 31, 1999
------------------------------------------------------------------------------------------------------------------------------------
 Per Share Operating Performance:
------------------------------------------------------------------------------------------------------------------------------------
 Net asset value, beginning of period                            $9.02             $9.95           $12.03            $10.00
------------------------------------------------------------------------------------------------------------------------------------
 Investment loss -- net                                           (.04)##           (.03)##            --++              --++
------------------------------------------------------------------------------------------------------------------------------------
 Realized and unrealized gain (loss) on investments -- net       (2.07)             (.90)           (1.93)             2.10
------------------------------------------------------------------------------------------------------------------------------------
 Total from investment operations                                (2.11)             (.93)           (1.93)             2.10
------------------------------------------------------------------------------------------------------------------------------------
 Less dividends and distributions:
  Investment income -- net                                          --                --++             --                --
  In excess of investment income -- net                             --                --               --++            (.04)
  In excess of realized gain on investments -- net                  --                --             (.15)             (.03)
------------------------------------------------------------------------------------------------------------------------------------
 Total dividends and distributions                                  --                --++           (.15)             (.07)
------------------------------------------------------------------------------------------------------------------------------------
 Net asset value, end of period                                  $6.91             $9.02            $9.95            $12.03
------------------------------------------------------------------------------------------------------------------------------------
 Total Investment Return**
------------------------------------------------------------------------------------------------------------------------------------
 Based on net asset value per share                             (23.39%)           (9.32%)         (15.95%)           20.94%#
------------------------------------------------------------------------------------------------------------------------------------
 Ratios to Average Net Assets:
------------------------------------------------------------------------------------------------------------------------------------
 Expenses, net of reimbursement                                   1.18%             1.15%            1.21%             1.25%*
------------------------------------------------------------------------------------------------------------------------------------
 Expenses                                                         1.18%             1.15%            1.34%             2.83%*
------------------------------------------------------------------------------------------------------------------------------------
 Investment loss -- net                                           (.55%)            (.29%)           (.02%)            (.07%)*
------------------------------------------------------------------------------------------------------------------------------------
 Supplemental Data:
------------------------------------------------------------------------------------------------------------------------------------
 Net assets, end of period (in thousands)                      $45,100           $47,868          $51,305           $24,014
------------------------------------------------------------------------------------------------------------------------------------
 Portfolio turnover                                             133.57%           172.49%           75.08%            37.25%
------------------------------------------------------------------------------------------------------------------------------------

 *    Annualized.


** Total investment returns exclude insurance-related fees and expenses. If applicable, the Fund's Investment Adviser waived a portion of its management fee. Without such waiver, the Fund's performance would have been lower.

 +    Commencement of operations.


++    Amount is less than $.01 per share.


 #    Aggregate total investment return.

##    Based on average shares outstanding.


                    MERRILL LYNCH LARGE CAP GROWTH V.I. FUND                   7

Details About the Fund [LOGO]

About the Portfolio Management Team


The Fund's portfolio is managed by a
team that includes Robert C. Doll, Jr.
and Milind Sharma. Mr. Doll is primarily responsible for the day-to-day management of the Fund's portfolio.


Robert C. Doll, Jr. has been President
of Fund Asset Management since 2001,
Chief Investment Officer of Fund Asset
Management since 1999, and a Senior Vice
President of Fund Asset Management since
1999. Prior to joining Fund Asset
Management, Mr. Doll was Chief
Investment Officer of OppenheimerFunds,
Inc. in 1999 and an Executive Vice
President thereof from 1991 to 1999.

HOW THE FUND INVESTS
--------------------------------------------------------------------------------


The Fund's investment objective is long term capital growth.

Outlined below are the main strategies the Fund uses in seeking to achieve its investment objective.

The Fund tries to achieve its objective by investing primarily in a diversified portfolio of equity securities of large cap companies located in the United States.

Under normal circumstances, the Fund invests at least 80% of its assets in equity securities of large cap companies the Investment Adviser selects from among those included, at the time of purchase, in the Russell 1000(R) Index. This is a non-fundamental policy of the Fund and may only be changed with 60 days' prior notice to shareholders. The Investment Adviser uses a multi-factor quantitative model to look for companies within the Russell 1000 Index that, in its opinion, are consistent with the Fund's investment objective. The Fund will seek to outperform its benchmark, the Russell 1000(R) Growth Index, by investing in equity securities that the Investment Adviser believes have above average earnings prospects. The Russell 1000(R) Growth Index (which consists of those Russell 1000(R) securities with a greater than average growth orientation) is a subset of the Russell 1000(R) Index.


In selecting securities for the Fund's portfolio from the Fund's benchmark universe, the Investment Adviser uses a proprietary quantitative model. The model employs three filters in its initial screens: earnings momentum, earnings surprise and valuation. The Investment Adviser looks for strong relative earnings growth, preferring internal growth and unit growth to growth resulting from a company's pricing structure. A company's stock price relative to its earnings and book value is also examined -- if the Investment Adviser believes that a company is overvalued, it will not be considered as an investment for the Fund. After the initial screening is done, the Investment Adviser relies on fundamental analysis, using both internal and external research, to optimize its quantitative model to choose companies the Investment Adviser believes have strong, sustainable earnings growth with current momentum at attractive price valuations.

Because the Fund generally will not hold all the stocks in the Russell 1000(R) Growth Index, and because the Fund's investments may be allocated in amounts that vary from the proportional weightings of the various stocks in the index, the Fund is not an "index" fund. In seeking to outperform its benchmark, however, the Investment Adviser reviews potential investments using certain criteria that are based on the securities in the index. These criteria currently include the following:

      o     Relative price-to-earnings and price-to-book ratios


      o     Stability and quality of earnings momentum and growth



8                   MERRILL LYNCH LARGE CAP GROWTH V.I. FUND

Milind Sharma has been a Vice President
of Merrill Lynch Investment Managers
since October 1997. Prior to joining
Merrill Lynch Investment Managers, Mr.
Sharma was a Manager of the Risk
Analytics and Research Group with Ernst
& Young, LLP from January 1997 to
October 1997.


ABOUT THE
INVESTMENT ADVISER

Fund Asset Management L.P. is the
Investment Adviser.

      o     Weighted median market capitalization of the Fund's portfolio

      o Allocation among the economic sectors of the Fund's portfolio as compared to the index

      o     Weighted individual stocks within the index


Other Strategies. In addition to the main strategies outlined above, the Fund may use certain other investment strategies.

The Fund may invest up to 10% of its total assets in securities of companies organized under the laws of countries other than the United States that are traded on foreign securities exchanges or in the foreign over-the-counter markets, including securities of foreign issuers that are represented by American Depositary Receipts, or "ADRs." Securities of foreign issuers that are represented by ADRs or that are listed on a U.S. securities exchange or traded in the U.S. over-the-counter markets are considered "foreign securities" for the purpose of the Fund's investment allocations. The Fund anticipates that it would generally limit its foreign securities investments to ADRs of issuers in developed countries.

The Fund may lend its portfolio securities and invest uninvested cash balances in affiliated money market funds.


The Fund may invest in investment grade convertible securities, preferred stocks and U.S. Government debt securities (i.e., securities that are direct obligations of the U.S. Government). There are no restrictions on the maturity of the debt securities in which the Fund may invest.

The Fund has no stated minimum holding period for investments, and will buy or sell securities whenever Fund management sees an appropriate opportunity.

Current income from dividends and interest will not be an important consideration in selecting portfolio securities.


As a temporary measure for defensive purposes, the Fund may invest without limit in cash, cash equivalents or short term U.S. Government securities. These investments may include high quality, short term money market instruments such as U.S. Treasury and agency obligations, commercial paper (short term, unsecured, negotiable promissory notes of a domestic or foreign company), short term debt obligations of corporate issuers and certificates of deposit and bankers' acceptances. These investments may adversely affect the Fund's ability to meet its investment objective.



                    MERRILL LYNCH LARGE CAP GROWTH V.I. FUND                   9

[LOGO] Details About the Fund

INVESTMENT RISKS
--------------------------------------------------------------------------------


This section contains a summary discussion of the general risks of investing in the Fund. As with any fund, there can be no guarantee that the Fund will meet its objective or that the Fund's performance will be positive over any period of time.

Set forth below are the main risks of investing in the Fund:

Market Risk and Selection Risk -- Market risk is the risk that the stock market in one or more countries in which the Fund invests will go down in value, including the possibility that the market will go down sharply and unpredictably. Selection risk is the risk that the securities that Fund management selects will underperform the stock markets, the relevant indices or other funds with similar investment objectives and investment strategies.

Investing Style Risk -- The Fund follows an investment style that favors growth companies. Historically, growth stocks have performed best during the later stages of an economic expansion. Therefore, a growth investment style may over time go in and out of favor. At times when growth style investing is out of favor, the Fund may underperform other equity funds that use other investment styles.

The Fund may also be subject to certain other risks associated with its investments and investment strategies including:

Borrowing and Leverage Risk -- The Fund may borrow for temporary emergency purposes, including to meet redemptions. Borrowing may exaggerate changes in the net asset value of the Fund's shares and in the return on the Fund's portfolio. Borrowing will cost the Fund interest expense and other fees. The costs of borrowing may reduce the Fund's return. Certain securities that the Fund buys may create leverage including, for example, derivatives, when issued securities, forward commitments and options.

Securities Lending -- The Fund may lend securities with a value up to 33 1/3% of its total assets to financial institutions that provide cash or securities issued or guaranteed by the U.S. Government as collateral. Securities lending involves the risk that the borrower may fail to return the securities in a timely manner or at all. As a result, the Fund may lose money and there may be a delay in recovering the loaned securities. The Fund could also lose money if it does not recover the securities and/or the value of the collateral falls, including the value of investments made with cash collateral. These events could trigger adverse tax consequences to the Fund.



10                  MERRILL LYNCH LARGE CAP GROWTH V.I. FUND

Foreign Market Risks -- The Fund may invest up to 10% of its total assets in companies located in countries other than the United States. This may expose the Fund to risks associated with foreign investments.

      o The value of holdings traded outside the U.S. (and any hedging transactions in foreign currencies) will be affected by changes in currency exchange rates

      o The costs of non-U.S. securities transactions tend to be higher than those of U.S. transactions

      o These holdings may be adversely affected by foreign government action

      o International trade barriers or economic sanctions against certain non-U.S. countries may adversely affect these holdings


Derivatives -- The Fund may use derivatives for hedging purposes, including anticipatory hedges. Hedging is a strategy in which the Fund uses a derivative to offset the risk that other Fund holdings may decrease in value. While hedging can reduce losses, it can also reduce or eliminate gains or cause losses if the market moves in a different manner than anticipated by the Fund or if the cost of the derivative outweighs the benefit of the hedge. Hedging also involves the risk that changes in the value of the derivative will not match those of the holdings being hedged as expected by the Fund, in which case any losses on the holdings being hedged may not be reduced and may be increased. There can be no assurance that the Fund's hedging strategy will reduce risk or that hedging transactions will be either available or cost effective. The Fund is not required to use hedging and may choose not to do so.


Convertibles -- Convertibles are generally debt securities or preferred stocks that may be converted into common stock. Convertibles typically pay current income as either interest (debt security convertibles) or dividends (preferred stocks). A convertible's value usually reflects both the stream of current income payments and the value of the underlying common stock. The market value of a convertible performs like that of a regular debt security; that is, if market interest rates rise, the value of a convertible usually falls. Since it is convertible into common stock, the convertible also has the same types of market and issuer risk as the underlying common stock.

When Issued, Delayed Delivery Securities and Forward Commitments -- When issued and delayed delivery securities and forward commitments involve the risk that the security the Fund buys will lose value prior to its delivery. There also is the risk that the security will not be issued


                    MERRILL LYNCH LARGE CAP GROWTH V.I. FUND                  11

[LOGO] Details About the Fund

or that the other party will not meet its obligation. If this occurs, the Fund loses the investment opportunity for the assets it has set aside to pay for the security and any gain in the security's price.

Illiquid Securities -- The Fund may invest up to 15% of its net assets in illiquid securities that it cannot easily sell within seven days at current value or that have contractual or legal restrictions on resale. If the Fund buys illiquid securities it may be unable to quickly sell them or may be able to sell them only at a price below current value.

Restricted Securities -- Restricted securities have contractual or legal restrictions on their resale. They include private placement securities that the Fund buys directly from the issuer. Private placement and other restricted securities may not be listed on an exchange and may have no active trading market.

Restricted securities may be illiquid. The Fund may be unable to sell them on short notice or may be able to sell them only at a price below current value. The Fund may get only limited information about the issuer, so it may be less able to predict a loss. In addition, if Fund management receives material adverse nonpublic information about the issuer, the Fund will not be able to sell the securities.

Rule 144A Securities -- Rule 144A securities are restricted securities that can be resold to qualified institutional buyers but not to the general public. Rule 144A securities may have an active trading market, but carry the risk that the active trading market may not continue.

APPENDIX AND STATEMENT OF ADDITIONAL INFORMATION
--------------------------------------------------------------------------------

Additional information about the Fund is discussed in the Appendix which is a part of this Prospectus.

If you would like further information about the Fund, including how it invests, please see the Statement of Additional Information.


12                  MERRILL LYNCH LARGE CAP GROWTH V.I. FUND

Management of the Fund [LOGO]

Fund Asset Management
--------------------------------------------------------------------------------

Fund Asset Management, L.P., the Fund's Investment Adviser, manages the Fund's investments and its business operations under the overall supervision of the Board of Directors. The Investment Adviser has the responsibility for making all investment decisions for the Fund.


For the fiscal year ended December 31, 2002, the Investment Adviser received a fee at the annual rate of 0.65% of the Fund's average daily net assets.

Fund Asset Management was organized as an investment adviser in 1977 and offers investment advisory services to more than 50 registered investment companies. Fund Asset Management and its affiliates had approximately $439 billion in investment company and other portfolio assets under management as of February 2003.


The Fund may in the future invest all of its assets in another mutual fund that has the same investment objective and fundamental policies as the Fund. All portfolio investments would then be made at the level of the underlying mutual fund and the Fund's investment results would correspond directly to that fund's investment results. This type of mutual fund structure is sometimes referred to as a "master/feeder" structure. If other entities also invest in the underlying fund, this could enable the Fund to realize economies of scale by investing through an entity with more assets (the underlying fund). However, there are additional costs involved in operating a "master/feeder" structure. If these additional costs are not offset as a result of economies of scale, it is possible that the Fund's expenses would increase rather than decrease if it converts to this structure. The directors of the Fund have the authority to make the change to a "master/feeder" structure without first holding a vote of the Fund's shareholders if they believe it is in the best interests of the Fund to do so.


                    MERRILL LYNCH LARGE CAP GROWTH V.I. FUND                  13

[LOGO] Management of the Fund

ADDITIONAL INFORMATION
--------------------------------------------------------------------------------

Investment Adviser -- Fund Asset Management, L.P., 800 Scudders Mill Road, Plainsboro, New Jersey 08536, has been selected as the investment adviser of the Fund.


Independent Auditors -- Deloitte & Touche LLP, 750 College Road East, Princeton, New Jersey 08540, has been selected as the independent auditor of the Fund.


Accounting Services Provider -- State Street Bank and Trust Company, 500 College Road East, Princeton, New Jersey 08540, provides certain accounting services to the Fund.

Custodian -- Brown Brothers Harriman & Co., 40 Water Street, Boston, Massachusetts 02109, has been selected as custodian of the Fund.

Transfer and Dividend Disbursing Agent -- Financial Data Services, Inc., 4800 Deer Lake Drive East, Jacksonville, Florida 32246-6484, which is a wholly owned subsidiary of Merrill Lynch & Co., Inc., acts as the Fund's transfer agent and is responsible for the issuance, transfer and redemption of shares and the opening and maintenance of shareholder accounts.

Legal Counsel -- Shearman & Sterling, 599 Lexington Avenue, New York, New York 10022 is counsel to the Fund.


14                  MERRILL LYNCH LARGE CAP GROWTH V.I. FUND

Table of Contents

MERRILL LYNCH LARGE CAP GROWTH V.I. FUND
--------------------------------------------------------------------------------

Appendix A

This Appendix constitutes a part of the Prospectus for Class A shares of the Merrill Lynch Large Cap Growth V.I. Fund. For simplicity, this Appendix uses the term "Fund" to refer to the Merrill Lynch Large Cap Growth V.I. Fund and any future series of Mercury V.I. Funds, Inc.

                                                                            Page

[LOGO] YOUR ACCOUNT
--------------------------------------------------------------------------------

Fund Shares ...............................................................  A-3

How to Buy and Sell Shares ................................................  A-3

[LOGO] FOR MORE INFORMATION
--------------------------------------------------------------------------------

Shareholder Reports ...............................................   Back Cover

Statement of Additional Information ...............................   Back Cover


                    MERRILL LYNCH LARGE CAP GROWTH V.I. FUND

Your Account [LOGO]

FUND SHARES
--------------------------------------------------------------------------------

Each Fund offers two classes of shares, Class A and Class B. This Prospectus describes the Class A shares only. The participating insurance company decides which share class will support a contract. Each share class represents an ownership interest in the same investment portfolio.

Each Fund's shares are distributed by FAM Distributors, Inc.

HOW TO BUY AND SELL SHARES
--------------------------------------------------------------------------------

The Funds do not offer their shares to the general public. Only separate accounts established by participating insurance companies can buy Fund shares. Each Fund's Investment Adviser is affiliated with two participating insurance companies. Participating insurance companies issue variable annuity and/or variable life insurance contracts and use Fund shares to support these contracts. When this Prospectus refers to Fund shareholders, it is referring to the participating insurance companies.

More than one participating insurance company may invest in each Fund to support either variable life insurance or variable annuity contracts, or both. It is possible that a difference may arise among the interests of the holders of different types of contracts -- for example, if different tax laws apply, or if applicable state insurance law or contract owner instructions prevent a participating insurance company from continuing to invest in a Fund following a change in the Fund's investment policies. The Fund and the participating insurance companies will attempt to monitor events to prevent such differences from arising. If a conflict between participating insurance companies occurs, however, the Fund may be required to take actions that are adverse to the interests of a particular participating insurance company and its contract owners.

Contract owners have certain rights under their contract, but do not have any direct interest in Fund shares. A separate prospectus describes the contract and its additional fees and charges. That prospectus also describes how changes in a Fund's net asset value and distributions relating to Fund shares affect benefits under a contract.


                    MERRILL LYNCH LARGE CAP GROWTH V.I. FUND                 A-3

[LOGO] Your Account

Net Asset Value -- the market value of
the Fund's total assets after deducting
liabilities, divided by the number of
shares outstanding.

Dividends -- ordinary income and capital gains paid to shareholders. Dividends may be reinvested in additional Fund shares as they are paid.

HOW SHARES ARE PRICED
--------------------------------------------------------------------------------


Shares are sold and redeemed at their net asset value. A Fund calculates its net asset value (generally by using market quotations) each day the New York Stock Exchange is open as of the close of business on the Exchange, based on prices at the time of closing. The Exchange generally closes at 4:00 p.m. Eastern time. The net asset value used in determining share price is the next one calculated after a purchase or redemption order is placed. Net asset value is generally calculated by valuing each security at its closing price for the day. Foreign securities owned by a Fund may trade on weekends or other days when the Fund does not price its shares. If events that are expected to materially affect the value of securities traded in other markets occur between the close of those markets and the close of business on the New York Stock Exchange, those securities may be valued at their fair value. Securities and assets for which market quotations are not readily available are generally valued at fair value as determined in good faith by or under the direction of the Board of Directors.


DIVIDENDS AND TAXES
--------------------------------------------------------------------------------


A Fund will distribute net investment income and net realized capital gains, if any, at least annually. A Fund may also pay a special distribution at the end of the calendar year to comply with Federal tax requirements. Dividends from a Fund are reinvested automatically in shares of that Fund at net asset value.


Each Fund intends to continue to qualify as a regulated investment company under the Internal Revenue Code of 1986, as amended, which requires it to satisfy certain conditions relating to the diversification of its assets and the nature and distribution of its income. As long as each Fund is qualified as a regulated investment company, it will not be subject to Federal income tax on the earnings that it distributes to its shareholders. In addition, each Fund intends to limit the type of its shareholders and to meet the standards for diversification of assets as necessary to satisfy the tax rules that apply to the separate accounts that invest in that Fund.

Dividends and interest received by the Fund may give rise to withholding and other taxes imposed by foreign countries. Tax conventions between certain countries and the United States may reduce or eliminate such taxes.


A-4                 MERRILL LYNCH LARGE CAP GROWTH V.I. FUND

This section summarizes some of the consequences under current Federal income tax law of an investment in the Fund. It is not a substitute for personal tax advice. Consult your personal tax adviser about the potential tax consequences of an investment in the Fund under all applicable tax laws.

For information regarding the Federal income tax treatment of a contract and distributions to the separate accounts of the participating insurance companies, see the separate prospectus for the contracts.



                    MERRILL LYNCH LARGE CAP GROWTH V.I. FUND                 A-5


Table of Contents

MERRILL LYNCH LARGE CAP GROWTH V.I. FUND
--------------------------------------------------------------------------------

Appendix B

This Appendix constitutes a part of the Prospectus for Class B shares of Merrill Lynch Large Cap Growth V.I. Fund. For simplicity, this Appendix uses the term "Fund" to refer to the Merrill Lynch Large Cap Growth V.I. Fund and any future series of Mercury V.I. Funds, Inc.

                                                                            Page

[LOGO] YOUR ACCOUNT
--------------------------------------------------------------------------------

Fund Shares ...............................................................  B-3

How to Buy and Sell Shares ................................................  B-3

[LOGO] FOR MORE INFORMATION
--------------------------------------------------------------------------------

Shareholder Reports ................................................  Back Cover

Statement of Additional Information ................................  Back Cover


                    MERRILL LYNCH LARGE CAP GROWTH V.I. FUND

Your Account [LOGO]

FUND SHARES
--------------------------------------------------------------------------------

Each Fund offers two classes of shares, Class A and Class B. This Prospectus describes the Class B shares only. The participating insurance company decides which share class will support a contract. Each share class represents an ownership interest in the same investment portfolio.

Class B shares of a Fund pay distribution fees of 0.15% each year under a distribution plan that the Fund has adopted under Rule 12b-1. Because these fees are paid out of the Fund's assets on an ongoing basis, over time these fees increase the cost of your investment. Class B shareholders have no other option. The money from the distribution fees is used to cover the costs of the sale and distribution of the Fund's Class B shares.

Each Fund's shares are distributed by FAM Distributors, Inc.

HOW TO BUY AND SELL SHARES
--------------------------------------------------------------------------------

The Funds do not offer their shares to the general public. Only separate accounts established by participating insurance companies can buy Fund shares. Each Fund's Investment Adviser is affiliated with two participating insurance companies. Participating insurance companies issue variable annuity and/or variable life insurance contracts and use Fund shares to support these contracts. When this Prospectus refers to Fund shareholders, it is referring to the participating insurance companies.

More than one participating insurance company may invest in each Fund to support either variable life insurance or variable annuity contracts, or both. It is possible that a difference may arise among the interests of the holders of different types of contracts -- for example, if different tax laws apply, or if applicable state insurance law or contract owner instructions prevent a participating insurance company from continuing to invest in a Fund following a change in the Fund's investment policies. The Fund and the participating insurance companies will attempt to monitor events to prevent such differences from arising. If a conflict between participating insurance companies occurs, however, the Fund may be required to take actions that are adverse to the interests of a particular participating insurance company and its contract owners.


                    MERRILL LYNCH LARGE CAP GROWTH V.I. FUND                 B-3

[LOGO] Your Account

Net Asset Value -- the market value of
the Fund's total assets after deducting
liabilities, divided by the number of
shares outstanding.

Dividends -- ordinary income and capital gains paid to shareholders. Dividends may be reinvested in additional Fund shares as they are paid.

Contract owners have certain rights under their contract, but do not have any direct interest in Fund shares. A separate prospectus describes the contract and its additional fees and charges. That prospectus also describes how changes in a Fund's net asset value and distributions on Fund shares affect benefits under a contract.

HOW SHARES ARE PRICED
--------------------------------------------------------------------------------


Shares are sold and redeemed at their net asset value. A Fund calculates its net asset value (generally by using market quotations) each day the New York Stock Exchange is open as of the close of business on the Exchange, based on prices at the time of closing. The Exchange generally closes at 4:00 p.m. Eastern time. The net asset value used in determining share price is the next one calculated after a purchase or redemption order is placed. Net asset value is generally calculated by valuing each security at its closing price for the day. Foreign securities owned by a Fund may trade on weekends or other days when the Fund does not price its shares. If events that are expected to materially affect the value of securities traded in other markets occur between the close of those markets and the close of business on the New York Stock Exchange, those securities may be valued at their fair value. Securities and assets for which market quotations are not readily available are generally valued at fair value as determined in good faith by or under the direction of the Board of Directors.


DIVIDENDS AND TAXES
--------------------------------------------------------------------------------


A Fund will distribute net investment income and net realized capital gains, if any, at least annually. A Fund may also pay a special distribution at the end of the calendar year to comply with Federal tax requirements. Dividends from a Fund are reinvested automatically in shares of that Fund at net asset value.


Each Fund intends to continue to qualify as a regulated investment company under the Internal Revenue Code of 1986, as amended, which requires it to satisfy certain conditions relating to the diversification of its assets and the


B-4                 MERRILL LYNCH LARGE CAP GROWTH V.I. FUND
nature and distribution of its income. As long as each Fund is qualified as a regulated investment company, it will not be subject to Federal income tax on the earnings that it distributes to its shareholders. In addition, each Fund intends to limit the type of its shareholders and to meet the standards for diversification of assets as necessary to satisfy the tax rules that apply to the separate accounts that invest in that Fund.

Dividends and Interest received by the Fund may give rise to withholding and other taxes imposed by foreign countries. Tax conventions between certain countries and the United States may reduce or eliminate such taxes.

This section summarizes some of the consequences under current Federal income tax law of an investment in the Fund. It is not a substitute for personal tax advice. Consult your personal tax adviser about the potential tax consequences of an investment in the Fund under all applicable tax laws.

For information regarding the Federal income tax treatment of a contract and distributions to the separate accounts of the participating insurance companies, see the separate prospectus for the contracts.




                    MERRILL LYNCH LARGE CAP GROWTH V.I. FUND                 B-5

[LOGO] For More Information

Shareholder Reports


Additional information about a Fund's
investments is available in the Fund's
Annual and Semi-Annual Reports. In a
Fund's annual report you will find a
discussion of the market conditions and
investment strategies that significantly affected the Fund's performance during its last fiscal year. You may obtain these reports at no cost by calling
1-800-MER-FUND.


Statement of Additional Information

A Fund's Statement of Additional
Information contains further information about the Fund and is incorporated by reference (legally considered to be part of that Fund's prospectus). You may request a free copy by writing the Fund at Mercury V.I. Funds, Inc., P.O. Box
9011, Princeton, New Jersey 08543-9011
or by calling 1-800-MER-FUND.

Each Fund's shares are sold to insurance company separate accounts to support variable annuity and/or variable life insurance contracts. For copies of each Fund's shareholder reports or Statement of Additional Information, contract owners may also contact the insurance company that issued their contract.

Contact the Fund at the telephone number or address indicated above if you have any questions.


Information about each Fund (including
the Statement of Additional Information) can be reviewed and copied at the SEC's
Public Reference Room in Washington,
D.C. Call 1-202-942-8090 for information on the operation of the Public Reference
Room. This information (along with a
Fund's Annual and Semi-Annual Reports,
and other information about the Fund) is also available on the EDGAR Database on the SEC's Internet site at http://www.sec.gov and copies may be obtained upon payment of a duplicating fee, by electronic request at the following Email address:
publicinfo@sec.gov, or by writing the
Public Reference Section of the SEC,
Washington, D.C. 20549-0102.


You should rely only on the information
contained in this Prospectus. No one is
authorized to provide you with
information that is different from the
information contained in this
Prospectus.


Investment Company Act File #811-09159.
Code #30116 pm Fvi-0403
(C) Fund Asset Management, L.P.


[LOGO] Merrill Lynch   Investment Managers


Prospectus
May 1, 2003


Merrill Lynch Large Cap Growth V.I. Fund

This Prospectus contains information you should know before investing, including information about risks. Please read it before you invest and keep it for future reference.

The Securities and Exchange Commission
has not approved or disapproved these
securities or passed upon the adequacy
of this Prospectus. Any representation
to the contrary is a criminal offense.

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